Exhibit 99.1
NEWS

Park City Group Completes Acquisition of Prescient Applied Intelligence

With All Business Integration Items Substantially Completed, the Combined Company is Already Providing to Retailers and Suppliers One of the Most Comprehensive Inventory and Labor Management Solutions

PARK CITY, UT – January 15, 2009 – Park City Group, Inc. (OTCBB: PCYG), a developer of patented retail supply chain solutions and services, today announced that it has completed the acquisition of Prescient Applied Intelligence (OTCBB: PPID) following the shareholder vote yesterday approving the merger at a special meeting of Prescient shareholders.  Park City Group has also completed the purchase of the remaining outstanding common stock and preferred shares of Prescient.   As previously announced, Randall K. Fields, Chairman and Chief Executive Officer of Park City Group had been appointed Chief Executive Officer of Prescient.

Financing for completion of the acquisition was accomplished with a combination of bank financing, operating capital, loans from Park City Group’s CEO and one of its Board members, and an investment made by a group of investors.  All of the business integration items have already been completed since the merger plan was announced in September.  Prescient has merged with a newly formed subsidiary of Park City Group and now operates as a wholly owned subsidiary.

Business Model Transition

It is important to note that Park City Group has now transitioned its business model from one that historically generated approximately 70% of its revenues from license-related business to one that now generates approximately 70% of revenues from recurring subscription-based customers.  “When this change in business model and its continued revenue stream are demonstrated to Wall Street, it is reasonable for us to expect that it will have a significantly positive effect on the valuation of the Company,” said Fields.

Full Business Integration Complete

Commenting on the fiscal benefits of the combined companies, Fields said that, “I am proud that the Park City and Prescient teams were able to work diligently together to swiftly integrate our two businesses.  This allows us to begin to realize the numerous benefits of our combined operations.  We have already taken action on approximately $3.3 million of the identified $4 million in annualized cost reduction measures which will be reflected over the next several quarters.    We look forward to substantially increased EBITDA to approx. 15% of revenue.

Business Development Synergies

“From a business development perspective, I am thrilled to report that the synergies of product and service offerings and our cross selling efforts are producing increasingly positive results and providing important growth opportunities for the expansion of our combined retail solutions.  As announced last week, we named a new Sr. Vice President to spearhead our sales and marketing initiatives.   I believe that the strategic combination of our resources allows us to provide an unparalleled and integrated range of offerings that are more comprehensive than any of our competitors,” Fields added.

In its role as a most trusted, third-party advisor to retailers and suppliers, the depth and breadth of Park City Group’s product offerings presently include:

•
Supply Chain Profit Link – a service that provides the analysis and additional resources to improve in-stock positions, reduce shrink and out-of-stocks, execute more efficient and effective promotions, resolve service-level issues, improve assortment planning, and increase sales and profit opportunities.

•
Scan Based Trading (SBT) – the only SBT solution in the industry, the system provides visibility into store-level product movement, allows suppliers to spend more time merchandising product, and removes time-consuming operational drudgery from the retailer-supplier relationship.

•	Store Level Replenishment – a store ordering solution that optimizes store level demand forecasting to help determine when items are in need of re-ordering at a particular store.

•	Vendor Managed Inventory – enables suppliers to analyze retailer-supplied demand information to optimize inventory and determine the most cost-effective replenishment.

•	Fresh Market Manager – a fully integrated, end-to-end suite of software applications that manage perishable items in retail environments.

•
ActionManager – a suite of operations management solutions that replace costly manual processes with automated systems. The seamless integration of this time-management solution provides advanced capabilities.

•	Visibility & Analytics – a web-based business intelligence solution to improving performance at store level, allowing retailers more time to focus on driving strategic decisions.

•	Enterprise Demand / Distribution Planning – analyzes point-of-sale data and other demand signals to gain insight into consumer demand to enhance forecast, planning and execution processes.

About Park City Group

Park City Group provides innovative solutions and services that enable retailers and suppliers to work collaboratively as strategic partners to improve profits, efficiencies, and customer service. Our patented solutions provide trading partners a common network on which they can capture, manage, analyze and share critical data, giving them the power to make better and more informed decisions. Our offerings include store level, supply chain and merchandising solutions and services, which are all powered by a common foundation, our Retail Data Repository (RDR). The comprehensive view provided by the RDR, brings greater visibility throughout the supply chain, enabling our customers to improve performance at the store shelf through increased sales, reduced out-of-stocks and improved shrink.  To find out more about Park City Group, please visit www.parkcitygroup.com.

PR Contact: Courtney Behrens, Park City Group, Inc.	IR Contact: Terri MacInnis, Bibicoff & MacInnis, Inc.
610.719.1600 x332 cbehrens@prescient.com	818.379.8500 terri@bibimac.com